Exhibit 16.1

April 13, 2011

Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Re: Torvec, Inc.

Ladies and Gentlemen:

We were notified on April 11, 2011 that we will not be reappointed as Torvec, Inc.’s registered public accounting firm.

We have read Item 4.01 of Form 8-K dated April 8, 2011 of Torvec, Inc. and agree with the statements concerning our firm contained therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

/s/ EisnerAmper LLP
EisnerAmper LLP